Exhibit 99.1

COMMUNITY HEALTH SYSTEMS, INC. ANNOUNCES PRICING

OF $2.8 BILLION SENIOR SECURED NOTES

FRANKLIN, Tenn. (December 11, 2020) – Community Health Systems, Inc. (the “Company”) (NYSE: CYH) today announced that its wholly owned subsidiary, CHS/Community Health Systems, Inc. (the “Issuer”), has priced an offering of $1.9 billion aggregate principal amount of its 5.625% Senior Secured Notes due 2027 and $0.9 billion aggregate principal amount of its 6.000% Senior Secured Notes due 2029 (together, the “Notes”) (the “Notes Offering”). The sale of the Notes is expected to be consummated on or about December 28, 2020, subject to customary closing conditions. The size of the Notes Offering was increased, across the two series of Notes, by $1.75 billion aggregate principal amount subsequent to the initial announcement of the Notes Offering.

The Issuer intends to use the net proceeds of the Notes Offering to repurchase and/or redeem all of its 6.250% Senior Secured Notes due 2023 (the “2023 Notes”) and to pay related fees and expenses. In particular, the Issuer intends to use the net proceeds from the Notes Offering (i) to purchase the portion of the Issuer’s outstanding 2023 Notes that are validly tendered and accepted for purchase in the cash tender offer announced on December 11, 2020, and (ii) to the extent the aggregate principal amount of 2023 Notes validly tendered and accepted for purchase in the cash tender offer is less than the entire aggregate principal amount of 2023 Notes outstanding, redeem or repurchase (in one or more open market repurchases and/or privately negotiated transactions) the remaining outstanding principal amount of 2023 Notes.

The Notes are being offered in the United States to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offers of the Notes will be made only by means of a private offering memorandum. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

Forward-Looking Statements

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risk and uncertainties. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Contacts: Kevin J. Hammons, 615-465 7000 Executive Vice President and Chief Financial Officer or Ross W. Comeaux, 615-465-7012 Vice President – Investor Relations	Media Contact: Tomi Galin, 615-628-6607 Senior Vice President, Corporate Communications, Marketing and Public Affairs

-END-